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                                                                      EXHIBIT 15

La Quinta Inns, Inc.
San Antonio, Texas
Ladies and Gentlemen:

    With respect to this registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 21, 1995, July 20, 1995, and October 31, 1995 related to our reviews of the interim financial information.

    Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                          Very truly yours,


                                          KPMG PEAT MARWICK LLP

San Antonio, Texas
January 19, 1996